Exhibit 8.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Seattle	77002-2770
Dubai
London	713.223.2300 Office
713.221.1212 Fax

bgllp.com

September 8, 2011

Chesapeake Midstream Partners, L.P.

900 NW 63rd Street

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as special counsel to Chesapeake Midstream Partners, L.P. (the “Partnership”), a Delaware limited partnership, in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, (1) by the Partnership, of up to $750 million maximum aggregate offering price of (a) common units representing limited partner interests in the Partnership (the “Primary Common Units”) and (b) debt securities, which may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”), and may be co-issued by CHKM Finance Corp., a Delaware corporation, (2) by the selling unitholders named in the Registration Statement, of 44,638,622 common units representing limited partner interests in the Partnership (the “Secondary Common Units” and together with the Primary Common Units, the “Common Units”), and (3) by certain subsidiaries of the Partnership listed in the Registration Statement as guarantors, of guarantees (the “Guarantees”) of the Debt Securities. The Common Units, Debt Securities and Guarantees are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Registration Statement. We have been asked by the Partnership to render this opinion.

We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to

Chesapeake Midstream Partners, L.P.

September 8, 2011

original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, all statements of legal conclusions in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP